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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                                Kitty Hawk, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  498326 10 7
             --------------------------------------------------
                                 (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                       13G

------------------------                              --------------------------
 CUSIP No. 498326 10 7                                   Page  2  of  5  Pages
------------------------                              --------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    1
          M. Tom Christopher
--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [ ]
    2

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         SEC USE ONLY
    3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
    4
           U.S.A.
--------------------------------------------------------------------------------
                             SOLE VOTING POWER
                        5
                             6,673,436
                    ------------------------------------------------------------
       NUMBER OF             SHARED VOTING POWER
       SHARES           6
    BENEFICIALLY                0
      OWNED BY      ------------------------------------------------------------
        EACH                 SOLE DISPOSITIVE POWER
      REPORTING         7
       PERSON                6,673,436
        WITH
                    ------------------------------------------------------------
                             SHARED DISPOSITIVE POWER
                        8
                               0
--------------------------------------------------------------------------------
                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          9          PERSON

                     6,673,436
--------------------------------------------------------------------------------
                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         10          CERTAIN SHARES*                                         [ ]


--------------------------------------------------------------------------------
                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11
                       63.8%
--------------------------------------------------------------------------------
                     TYPE OF REPORTING PERSON*
         12
                       IN
--------------------------------------------------------------------------------

                    *See Instructions before filling out!
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CUSIP No. 498326 10 7                  13G                     Page 3 of 5 Pages


Item 1(a)     Name of Issuer:

              Kitty Hawk, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:

              1515 West 20th Street
              2nd Floor
              P.O. Box 612787
              Dallas/Fort Worth International Airport, Texas  75261

Item 2(a)     Name of Person Filing:

              M. Tom Christopher

Item 2(b)     Address of Principal Business Office or, if None, Residence:

              1515 West 20th Street
              2nd Floor
              P.O. Box 612787
              Dallas/Fort Worth International Airport, Texas  75261

Item 2(c)     Citizenship:

              U.S.A.

Item 2(d)     Title of Class of Securities:

              Common Stock, par value $.01 per share

Item 2(e)     CUSIP Number:

              498326 10 7

Item 3        Status of Person Filing:

              Not applicable.





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CUSIP No. 498326 10 7                  13G                     Page 4 of 5 Pages


Item 4        Ownership:

              Item 4(a)     Amount Beneficially Owned:  6,673,436
              Item 4(b)     Percent of Class: 63.8%
              Item 4(c)     Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote: 6,673,436
              (ii)   shared power to vote or direct the vote:  0
              (iii)  sole power to dispose or to direct the disposition of:
                     6,673,436
              (iv)   shared power to dispose or to direct the disposition of:
                     0

Item 5        Ownership of Five Percent or Less of a Class:

              Not applicable.

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

              Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
              Company:

              Not applicable.

Item 8        Identification and Classification of Members of the Group:

              Not applicable.

Item 9        Notice of Dissolution of Group:

              Not applicable.

Item 10       Certification:

              Not applicable.





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CUSIP No. 498326 10 7                  13G                     Page 5 of 5 Pages





                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 17, 1997


                                             /s/  M. TOM CHRISTOPHER
                                      ------------------------------------------
                                                 M. Tom Christopher